UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 3, 2007

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 3, 2007, Watsco, Inc., (the “Company”) entered into an unsecured five-year $300,000,000 revolving credit agreement (the “New Credit Agreement”) with eight lenders, Bank of America, N.A. as Administrative Agent (the “Administrative Agent”), J.P. Morgan Securities, Inc., as Syndication Agent, and Mizuho Corporate Bank (USA), SunTrust Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents (the “New Credit Facility”). The New Credit Facility replaces in its entirety, a five-year $100,000,000 revolving credit facility entered into as of December 10, 2004 (the “Prior Credit Facility”). The Company borrowed $20,091,089 under the New Credit Facility to repay borrowings outstanding, including accrued but unpaid interest, under the Prior Credit Facility. Borrowings under the New Credit Facility will be used for general corporate purposes, including working capital, dividends, stock repurchases and permitted acquisitions, including the Company’s previously announced acquisition of ACR Group, Inc.

The terms of the New Credit Facility also provide for a $25,000,000 swingline subfacility and a $50,000,000 letter of credit subfacility. As of the date hereof, $20,000,000 of borrowings were outstanding under the New Credit Facility. See “Item 1.02. Termination of a Material Definitive Agreement” below.

The interest rate charged under the New Credit Agreement varies depending on the types of advances or loans the Company selects under the New Credit Facility. Borrowings under the New Credit Facility bear interest at primarily LIBOR-based rates plus a spread which ranges from 37.5 to 112.5 basis points (LIBOR plus 50 basis points as of the date hereof) depending upon the Company’s ratio of total debt to EBITDA. The Company pays a variable commitment fee on the unused portion of the commitment, ranging from 7.5 to 20 basis points. Alternatively, the Company has the option to elect to have borrowings under the New Credit Facility bear interest at the higher of the prime rate announced by the Administrative Agent or the Federal Funds Rate plus 50 basis points.

The New Credit Facility contains customary affirmative and negative covenants and warranties, including two financial covenants with respect to the Company’s leverage and interest coverage ratios and limits the level of capital expenditures, dividends and stock repurchases in addition to other restrictions. It also contains customary Events of Default (as defined in the Credit Facility). If the Company experiences any Event of Default other than events of bankruptcy in its obligations under the New Credit Facility, then, to the extent permitted in the New Credit Facility, the Administrative Agent may terminate the commitments under the New Credit Facility and accelerate any outstanding loans. Upon events of bankruptcy, the Company’s obligation under the New Credit Facility becomes immediately due and payable. The Company’s performance and payment obligations under the New Credit Facility are guaranteed by all of the Company’s direct and indirect subsidiaries.

Certain of the lenders party to the New Credit Facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the New Credit Facility is qualified in its entirety by reference to the New Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

See the disclosures set forth in Item 1.01 above, the contents of which are incorporated by reference herein. On August 3, 2007, in connection with entering into the New Credit Facility, the Company’s Prior Credit Facility was terminated. The Company borrowed $20,091,089 under the New Credit Facility to repay borrowings outstanding, including accrued but unpaid interest, under the Prior Credit Facility. Additionally, under the terms of the New Credit Facility, $4,413,473 of letters of credit outstanding under the Prior Credit Facility will remain outstanding under the terms and conditions set forth at the time of their issuance and reduce the availability under the New Credit Facility.

The Company incurred no penalties in connection with the termination of the Prior Credit Facility.

The Company also maintains a $125,000,000 unsecured private placement shelf facility as a source of fixed-rate financing which expires December 10, 2007 under essentially the same terms and conditions of the Prior Credit Facility. Future borrowings under the unsecured private shelf facility are conditioned upon the Company amending its terms and conditions to conform with the New Credit Facility.

The foregoing description of the New Credit Facility and the termination of the Prior Credit Facility is qualified in its entirety by reference to the New Credit Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosures set forth in Item 1.01 and Item 1.02 above, the contents of which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated as of August 3, 2007, by and among Watsco, Inc., as Borrower, the Lenders From Time to Time Party Thereto, Bank of America, N.A., as Administrative Agent, J.P. Morgan Securities, Inc., as Syndication Agent and Mizuho Corporate Bank (USA), SunTrust Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: August 6, 2007	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated as of August 3, 2007, by and among Watsco, Inc., as Borrower, the Lenders From Time to Time Party Thereto, Bank of America, N.A., as Administrative Agent, J.P. Morgan Securities, Inc., as Syndication Agent and Mizuho Corporate Bank (USA), SunTrust Bank and Wells Fargo Bank, N.A. as Co-Documentation Agents.